FOR IMMEDIATE RELEASE

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CNA, HARDY UNDERWRITING BERMUDA LTD.
SIGN DEFINITIVE IMPLEMENTATION AGREEMENT FOR CNA TO ACQUIRE HARDY

Chicago, March 21, 2012 - CNA Financial Corporation (NYSE: CNA) and Hardy Underwriting Bermuda Limited (LSE: HDU) announced today that they have agreed to terms on a cash acquisition by CNA of all common shares of Hardy. The acquisition is to be implemented by way of a merger under the Bermuda Companies Act.  CNA will pay approximately $227 million USD for the Hardy common shares.
The proposed transaction has been approved by the board of directors of both companies. Subject to the approval of Hardy shareholders, regulatory approvals and other conditions set forth in the agreement, the acquisition is expected to be completed during the second quarter of 2012.
Under the terms of the agreement, Hardy shareholders will be entitled to receive 280 pence ($4.44 USD) for each common share. The acquisition price values Hardy's entire issued and to be issued share capital at approximately £143 million ($227 million USD).
“We are delighted to have reached this agreement,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial. “Hardy is a specialist insurer and reinsurer with a respected brand and a long and distinguished history of disciplined underwriting in the Lloyd's market. While Hardy's recent results reflect the extraordinary level of natural catastrophe losses across the global insurance industry, the Hardy franchise is built on a strong foundation and has a bright future. The proposed Hardy acquisition significantly expands CNA's global capabilities and aligns well with our specialized underwriting focus.
“Hardy and CNA share similar underwriting and management philosophies. We are pleased that Barbara Merry, Chief Executive, and Patrick Gage, Director of Underwriting, will continue to lead their outstanding team,” Motamed continued.
Aon Benfield Securities is acting as financial advisor to CNA in connection with the transaction. Rothschild and Peel Hunt are acting as financial advisors to Hardy in connection with the transaction.
About CNA
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.

About Hardy
Hardy Underwriting Bermuda Limited is a Bermuda-domiciled international insurance and reinsurance group listed on the Main Market of the London Stock Exchange, with business operations in London, Bermuda, Bahrain, Guernsey and Singapore. The Group underwrites marine and aviation, property and specialty business, together with a property reinsurance account.

This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements generally include words such as "believes", "expects", "intends", "anticipates", "estimates", and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA Financial. For a detailed description of other risks and uncertainties affecting CNA Financial, please refer to CNA Financial's filings with the SEC, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA Financial as of the date of this press release. Further, CNA Financial does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA Financial's expectations or any related events, conditions or circumstances change.
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